Exhibit 10.30

ENDO PHARMACEUTICALS HOLDINGS INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is hereby entered into as of the 1st day of April, 2008 (the “Effective Date”), by and between Endo Pharmaceuticals Holdings Inc. (the “Company”) and David Holveck (the “Executive”) (hereinafter collectively referred to as “the parties”).

In consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.
Term. The initial term of this Agreement shall be for the period commencing on the Effective Date and ending, subject to earlier termination as set forth in Section 6, on the third anniversary of the Effective Date (the “Employment Term”).  The Employment Term shall automatically renew for an additional one (1) year unless notice of non-renewal is delivered by either party by no later than 120 days prior to the expiration of the Employment Term.

2.	Employment. During the Employment Term:

(a)
Executive shall be employed as Chief Executive Officer and President of the Company.  In addition, during the Employment Term, Executive shall be proposed for election to the board of directors of the Company (the “Board”) as a director of the Company.  For as long as Executive is employed by the Company as the Chief Executive Officer, the Company shall nominate Executive for re-election to the Board.  At the time of Executive’s termination of employment with the Company for any reason, Executive shall resign from the Board if requested to do so by the Company.  Executive shall not receive any compensation in addition to the compensation described in Sections 3 and 4 of this Agreement for serving as a director of the Company or as a director or officer of any of the Company’s subsidiaries.

(b)
Executive shall report directly to the Board.  Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity.

(c)
Executive shall devote substantially full-time attention to the business and affairs of the Company. Executive may serve on corporate, civil or charitable boards or committees, subject in all cases to the approval of the Board.  Executive may manage personal and family investments, participate in industry organizations and deliver lectures at educational institutions, so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder.

(d) Executive shall be subject to and shall abide by each of the Company’s personnel policies applicable and communicated in writing to senior executives.

3.	Annual Compensation.

(a)
Base Salary. The Company agrees to pay or cause to be paid to Executive during the Employment Term a base salary at the rate of $800,000 per annum or such increased amount as the Board may from time to time determine (hereinafter referred to as the “Base Salary”). Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to its executives.  Such Base Salary shall be reviewed at least annually by the

Board or by the Compensation Committee of the Board (the “Committee”), and may be increased in the sole discretion of the Committee, but not decreased.

(b)
Incentive Compensation.  For each fiscal year of the Company ending during the Employment Term, beginning with the 2008 fiscal year, Executive shall be eligible to receive a target annual cash bonus of 80% of the Base Salary (such target bonus, as may hereafter be increased, the “Target Bonus”) with the opportunity to receive a maximum annual cash bonus of 200% of the Base Salary, as recommended and approved by the Committee in its sole discretion, if the Company and Executive achieve certain performance targets set by the Committee.  Such annual cash bonus (“Incentive Compensation”) shall be paid in no event later than the 15th day of the third month following the end of the taxable year (of the Company or Executive, whichever is later) in which the performance targets have been achieved.

4.	Long-Term Compensation

(a)
Equity Compensation Plans.  During the Employment Term, Executive shall be eligible to receive equity-based compensation to be awarded in the sole discretion of the Committee if the Company and Executive achieve certain performance targets set by the Committee with respect to each fiscal year of the Company ending during the Employment Term.  All such equity-based awards shall be subject to the terms and conditions set forth in the applicable plan and agreements, and in all cases shall be as determined by the Committee.

	(b)	Initial Equity Grants.

(i)
Restricted Stock Units.  Effective as of the Effective Date, the Company shall grant Executive restricted stock units under the Company’s equity incentive plans.  The number of such restricted stock units shall equal $1,125,000, divided by the Fair Market Value (as defined in the applicable equity incentive plan) of a share of Company Stock as of the Effective Date.  Such initial grant of restricted stock units shall vest 86.11% on the third anniversary of the date of grant and 13.89% on the fourth anniversary of the date of grant, in each case provided the Executive is then employed by the Company, or upon an earlier termination of Executive’s employment due to death, Disability, termination of employment by the Company without Cause or by Executive for Good Reason.  All such restricted stock units shall be subject to the terms and conditions set forth in the applicable plan and applicable award agreement attached as Exhibit A hereto.

(ii)
Stock Options.  Effective as of the Effective Date, the Company shall also grant Executive stock options under the Company’s equity incentive plans valued at $1,875,000 using a Black Scholes valuation with methodology determined by the Committee in its sole discretion.  Such initial grant of stock options shall vest ratably over a four year period, 25% on each anniversary of the date of grant, provided the Executive is employed on such dates by the Company, or upon an earlier termination of Executive’s employment due to death, Disability, termination of employment by the Company without Cause or by Executive for Good Reason. All such stock options shall be subject to the terms and conditions set forth in the applicable plan and applicable award agreement attached as Exhibit B hereto.

5.	Other Benefits.

	(a)	Employee Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally, including, without limitation, all pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans, to the extent Executive is eligible under the terms of such plans.  Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Company generally.

(b)
Executive Benefits. During the Employment Term, Executive shall be entitled to participate in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to comparable executive employees of the Company including, but not limited to, the Company’s deferred compensation plans and any supplemental retirement, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans. Unless otherwise provided herein, Executive’s participation in such plans shall be on the same basis and terms, as other senior executives of the Company.  No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of Executive’s entitlements hereunder.

	(c)	Fringe Benefits and Perquisites. During the Employment Term, Executive shall be entitled to all fringe benefits and perquisites generally made available by the Company to its senior executives.

(d)
Business Expenses. Upon submission of proper invoices in accordance with the Company’s normal procedures, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses (including travel in first-class) incurred by Executive in connection with the performance of Executive’s duties hereunder.  Such reimbursement shall be made in no event later than the end of the calendar year following the calendar year in which the expenses were incurred.

(e)
Office and Facilities.  During the Employment Term Executive shall be provided with an appropriate office at the Company’s headquarters, with such secretarial and other support facilities as are commensurate with Executive’s status with the Company, which facilities shall be adequate for the performance of the Executive’s duties hereunder.

	(f)	Vacation and Sick Leave. Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of Executive’s employment under this Agreement, pursuant to the following:

(i)
Executive shall be entitled to annual vacation in accordance with the vacation policies of the Company as in effect from time to time, which shall in no event be less than four weeks per year;  vacation must be taken at such time or times as approved by the Board; and

(ii) Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company’s policies as in effect from time to time.

6.
Termination. The Employment Term and Executive’s employment hereunder may be terminated under the circumstances set forth below; provided, however, that notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement unless Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(a)
Disability. The Company may terminate Executive’s employment, on written notice to Executive after having reasonably established Executive’s Disability. For purposes of this Agreement, Executive will be deemed to have a “Disability” if, as a result of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, Executive is unable to perform the core functions of the Executive’s position (with or without reasonable accommodation) or is receiving income replacement benefits for a period of three months or more under an accident and health plan covering employees of the Company.  Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period prior to Executive’s termination by reason of Disability during which Executive is unable to work due to a physical or mental infirmity in accordance with the Company’s policies for similarly-situated executives.

(b)	Death. Executive’s employment shall be terminated as of the date of Executive’s death.

(c)
Cause.  The Company may terminate Executive’s employment for “Cause,” effective as of the date of the Notice of Termination (as defined in Section 7 below) and as evidenced by a resolution adopted by a majority of the independent members of the Board.  “Cause” shall mean, for purposes of this Agreement:  (a) the continued failure by Executive substantially to perform Executive’s duties under this Agreement (other than any such failure resulting from Disability), (b) Executive makes, or is found to have made, a false certification relating to the Company’s financial statements, (c) the criminal felony indictment of Executive by a court of competent jurisdiction, (d) the engagement by Executive in misconduct that has caused, or in the good faith judgment of the Board may cause if not discontinued, harm (financial or otherwise) to the Company or any of its subsidiaries, if any, such harm to include, without limitation, (i) the disclosure of material secret or Confidential Information (as defined in Section 11(d)) of the Company or any of its subsidiaries, if any, (ii) the debarment of the Company or any of its subsidiaries, if any, by the U.S. Food and Drug Administration or any successor agency (the “FDA”), or (iii) the registration of the Company or any of its subsidiaries, if any, with the U.S. Drug Enforcement Administration of any successor agency (the “DEA”) to be revoked, (e) the debarment of Executive by the FDA, or (f) the continued material breach by Executive of this Agreement after written demand is delivered to Executive which specifically identifies the breach and Executive’s failure to cure within five (5) days of such demand.  Reference in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company.

(d)
Without Cause.  The Company may terminate Executive’s employment without Cause.  The Company shall deliver to Executive a Notice of Termination (as defined in Section 7 below) not less than thirty (30) days prior to the termination of Executive’s employment without Cause and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period.

(e)
Good Reason.  Executive may terminate employment with the Company for Good Reason (as defined below) by delivering to the Company a Notice of Termination (as defined in Section 7 below) not less than thirty (30) days prior to the termination of Executive’s employment for Good Reason. The Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period.  For purposes of this Agreement, “Good Reason” means any of the following:  (a) a material diminution in Executive’s salary or benefits; (b) the assignment of Executive without Executive’s consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than Executive’s position, responsibilities, or duties immediately following the Effective Date; or (c) the Company requiring Executive to be based at any office or location more than fifty (50) miles from Executive’s current principal business location (except for any such change in location which is not materially adverse to Executive). Executive shall provide notice of the existence of the Good Reason condition within ninety (90) days of the date the Executive learns of the condition, and the Company shall have a period of thirty (30) days during which it may remedy the condition, and in case of full remedy such condition shall not be deemed to constitute Good Reason hereunder.

(f)
Without Good Reason.  Executive may voluntarily terminate Executive’s employment without Good Reason by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period.

7.
Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates a termination date, the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice).

8.	Compensation Upon Termination. Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the following benefits:

(a)
Termination by the Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall pay Executive all amounts earned or accrued hereunder through the termination date, including:

		(i)	any accrued and unpaid Base Salary;

		(ii)	any Incentive Compensation earned but unpaid in respect of any completed fiscal year preceding the termination date;

(iii)
reimbursement for any and all monies advanced or expenses incurred in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the termination date;

		(iv)	any accrued and unpaid vacation pay;

(v)
any previous compensation that Executive has previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect, to the extent vested as of Executive’s termination date; and

		(vi)	any amount or benefit as provided under any benefit plan or program in accordance with the terms thereof;

(the foregoing items in Sections 8(a)(i) through 8(a)(vi) being collectively referred to as the “Accrued Compensation”).

	(b)	Termination by the Company for Disability. If Executive’s employment is terminated by the Company for Disability, the Company shall pay Executive:

	(i)	the Accrued Compensation; and

(ii)
an amount equal to the Incentive Compensation that Executive would have been entitled to receive in respect of the fiscal year in which Executive’s termination date occurs, had Executive continued in employment until the end of such fiscal year, which amount, determined based on the Company’s actual performance for such year relative to the performance goals applicable to Executive, shall be multiplied by a fraction (A) the numerator of which is the number of days in such fiscal year through termination date and (B) the denominator of which is 365 (the “Pro-Rata Bonus”) and shall be payable in a lump sum payment at the time such bonus or incentive awards are payable to other participants.

Further, upon Executive’s Disability (irrespective of any termination of employment related thereto), the Company shall pay Executive for twenty-four (24) consecutive months thereafter regular payments in the amount by which the monthly Base Salary exceeds Executive’s monthly Disability insurance benefit.

(c)	Termination By Reason of Death. If Executive’s employment is terminated by reason of Executive’s death, the Company shall pay Executive’s beneficiaries

	(i)	the Accrued Compensation, and

	(ii)	the Pro-Rata Bonus.

(d)
Termination by the Company Without Cause or by Executive for Good Reason Other Than in Connection with a Change of Control.  If Executive’s employment by the Company shall be terminated by the Company without Cause or by Executive for Good Reason, either prior to a Change of Control or more than twenty-four (24) months following a Change of Control, then, subject to Section 15(f) of the Agreement, Executive shall be entitled to the benefits provided in this Section 8(d):

	(i)	the Company shall pay to Executive the Accrued Compensation;

	(ii)	the Company shall pay to Executive the Pro-Rata Bonus;

(iii)
the Company shall pay to Executive as severance pay and in lieu of any further Base Salary or other compensation and benefits for periods subsequent to the termination date, an amount in cash, which amount shall be payable in a lump sum payment within sixty (60) days following such termination (subject to Section 10), equal to two (2) times the sum of (A) Executive’s Base Salary and (B) the Target Bonus; and

(iv)
the Company shall provide Executive with continued coverage under any health, medical, dental, vision or life insurance program or policy in which Executive was eligible to participate as of the time of the Executive’s employment termination for two (2) years following such termination on terms no less favorable to Executive and the Executive’s dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination, which coverage shall become secondary to any coverage provided to Executive by a subsequent employer and to any Medicare coverage for which Executive becomes eligible.

(e)
Termination by the Company Without Cause or by Executive for Good Reason Following a Change of Control. If Executive’s employment by the Company shall be terminated by the Company without Cause or by Executive for Good Reason within twenty-four (24) months following a Change of Control, then in lieu of the amounts due under Section 8(d) above and subject to the requirements of Section 15(f) of the Agreement, Executive shall be entitled to the benefits provided in this Section 8(e):

		(i)	the Company shall pay Executive any Accrued Compensation;

		(ii)	the Company shall pay Executive any Pro-Rata Bonus;

(iii)
the Company shall pay Executive as severance pay and in lieu of any further Base Salary or other compensation and benefits for periods subsequent to the termination date, an amount in cash, which amount shall be payable in a lump sum payment within sixty (60) days following such termination (subject to Section 10), equal to two (2) times the sum of (A) Executive’s Base Salary and (B) the Target Bonus; and

(iv)
the Company shall provide Executive with continued coverage under any health, medical, dental, vision or life insurance program or policy in which Executive was eligible to participate as of the time of Executive’s employment termination for two (2) years following such termination on terms no less favorable to Executive and Executive’s dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination, which coverage shall become secondary to any coverage provided to Executive by a subsequent employer.

(f)
No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for under this Section 8 by seeking other employment or otherwise and, except as provided in Section 8(d)(iv) above, no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

(g)
Excise Tax Gross-up.  Whether or not Executive becomes entitled to the severance payments, if any of the payments or benefits received or to be received by Executive (including any payment or benefits received in connection with a Change of Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject to the Excise Tax, the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.  Any Gross-Up Payments shall be made as soon as practicable but in no event later than the end of calendar year following the calendar year in which the Excise Tax is paid.

9.	Change of Control.

	(a)	“Change of Control” means and shall be deemed to have occurred upon the first of the following events to occur:

(i)
 Any “Person” (as defined in Section 9(b) below) is or becomes the “beneficial owner” (“Beneficial Owner”) within the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its “Affiliates” (as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act)) representing 30% or more of the combined voting power of the

Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)
 The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)
 There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (A) a merger or consolidation which results in (i) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (ii) the individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)
 The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Company of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Company’s stockholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Company and any other Person or an Affiliate of the Company and any other Person), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (A) at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (B) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto.

(b)
For purposes of this Section 9, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 15(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(c)
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

10.
Section 409A.  If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code (“Section 409A”), such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s termination date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually,  as determined under Section 1274 of the Code for the month in which .payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on Executive under Section 409A.

11.	Records and Confidential Data.

(a)
Executive acknowledges that in connection with the performance of Executive’s duties during the Employment Term, the Company will make available to Executive, or Executive will develop and have access to, certain Confidential Information (as defined below) of the Company and its subsidaries. Executive acknowledges and agrees that any and all Confidential Information learned or obtained by Executive during the course of Executive’s employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its subsidiaries.

(b)
Except to the extent required to be disclosed at law or pursuant to judicial process or administrative subpoena, the Confidential Information will be kept confidential by Executive, will not be used in any manner that is detrimental to the Company, will not be used other than in connection with Executive’s discharge of Executive’s duties hereunder, and will be safeguarded by Executive from unauthorized disclosure.

(c)
Following the termination of Executive’s employment hereunder, as soon as possible after the Company’s written request, Executive will return to the Company all written Confidential Information that has been provided to Executive and Executive will destroy all copies of any analyses, compilations, studies or other documents prepared by Executive or for Executive’s use containing or reflecting any Confidential Information. Within five (5) business days of the receipt of such request by Executive, Executive shall, upon written request of the Company, deliver to the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 11(c).

	(d)	For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company and its subsidiaries, including, without limitation,

(i)
trade secrets concerning the business and affairs of the Company and its subsidiaries, product specifications, data, know-how, formulae, compositions, processes, non-public patent applications, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information);

(ii)
information concerning the business and affairs of the Company and its subsidiaries (which includes unpublished financial statements, financial projections and budgets, unpublished and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, to the extent not publicly known, personnel training and techniques and materials) however documented; and

(iii)
notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company or its subsidiaries containing or based, in whole or in part, on any information included in the foregoing.  For purposes of this Agreement, the Confidential Information shall not include and Executive’s obligation’s shall not extend to (i) information that is generally available to the public, (ii) information obtained by Executive other than pursuant to or in connection with this employment and (iii) information that is required to be disclosed by law or legal process.

	(e)	Executive’s obligations under this Section 11 shall survive the termination of the Employment Term.

12.	Covenant Not to Solicit, Not to Compete, Not to Disparage and to Cooperate in Litigation.

(a)
Covenant Not to Solicit.  To protect the Confidential Information and other trade secrets of the Company as well as the goodwill and competitive business of the Company, Executive agrees, during the Employment Term and for a period of twenty-four (24) months after Executive’s cessation of employment with the Company, not to solicit or participate in or assist in any way in the solicitation of any employees of the Company.  For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company to cease employment with the Company or to become employed with any other person, partnership, firm, corporation or other entity. Executive agrees that the covenants contained in this Section 12(a) are reasonable and desirable to protect the Confidential Information of the Company, provided, that solicitation through general advertising not targeted at the Company’s employees or the provision of references shall not constitute a breach of such obligations.

	(b)	Covenant Not to Compete.

(i)
To protect the Confidential Information and other trade secrets of the Company as well as the goodwill and competitive business of the Company, Executive agrees, during the Employment Term and for a period of eighteen (18) months after Executive’s cessation of employment with the Company, that the Executive will not, except in the course of Executive’s employment hereunder, directly or indirectly manage, operate, control, or participate in the management, operation, or control of, be employed by, associated with, or in any manner connected with, lend Executive’s name to, or render services or advice to, any third party or any business whose products compete (including as described below) in whole or in part with the products (both on market and in development) of the Company (disregarding any non-pain management products that were not products promoted by the Company during the last three years).

(ii)
For purposes of this Section 12(b), any third party or any business whose products compete includes any entity with which the Company has had a product(s) licensing agreement during the Employment Term and any entity with which the Company is at the time of termination actively negotiating, and eventually concludes within twelve (12) months of the Employment Term, a commercial agreement.

(c)
Nondisparagement.  Executive covenants that during and following the Employment Term, Executive will not disparage or encourage or induce others to disparage the Company or its subsidiaries, together with all of their respective past and present directors and officers, as well as their respective past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers and each of their predecessors, successors and assigns (collectively, the “Company Entities and Persons”); provided that such limitation shall extend to past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers only in their capacities as such or in respect of their relationship with the Company and its subsidiaries.   The Company agrees that, during and following the Employment Term, neither the Company nor any director or officer, will issue any written statement that disparages Executive or encourages or induces others to disparage Executive.   The term “disparage” includes, without limitation, comments or statements adversely affecting in any manner (i) the conduct of the business of the Company Entities and Persons or the Executive, or (ii) the business reputation of the Company Entities and Persons or Executive.  Nothing in this Agreement is intended to or shall prevent either party from providing, or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.

(d)
Cooperation in Any Investigations and Litigation.  The Executive agrees that the Executive will reasonably cooperate with the Company, and its counsel, in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which Executive was involved or of which Executive has knowledge as a result of Executive’s service with the Company by providing truthful information.  The Company agrees to promptly reimburse Executive for reasonable expenses reasonably incurred by Executive, in connection with Executive’s cooperation pursuant to this Section 12(d).  Such reimbursements shall be made as soon as practicable, and in no event later than the calendar year following the year in which the expenses are incurred.  The Executive agrees that, in the event Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to Executive’s employment by the Company, Executive will, to the extent not legally prohibited from doing so, give prompt notice of such request to the Chief Legal Officer of the Company so that the Company may contest the right of the requesting person or entity to such disclosure before making such disclosure. Nothing in this provision shall require Executive to violate Executive’s obligation to comply with valid legal process.

(e)
Blue Pencil.  It is the intent and desire of Executive and the Company that the provisions of this Section 12 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 12 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

	(f)	Survive. Executive’s obligations under this Section 12 shall survive the termination of the Employment Term.

13.
Remedies for Breach of Obligations under Sections 11 or 12 hereof. Executive acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches Executive’s obligations under Sections 11 or 12 hereof. Accordingly, Executive agrees that the Company will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Executive of Executive’s obligations under Sections 11 or 12 hereof in any Federal or state court sitting in the State of Delaware, or, at the Company’s election, in any other state in which Executive maintains Executive’s principal residence or Executive’s principal place of business.  Executive hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company to obtain that injunctive relief, and Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law.

14.
Representations and Warranties by Executive. Executive represents and warrants to the Company that the execution and delivery by Executive of this Agreement do not, and the performance by Executive of Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be bound.

15.	Miscellaneous.

	(a)	Successors and Assigns.

(i)
This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. The term “the Company” as used herein shall include a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(ii) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(b)
Fees and Expenses.  The Company shall pay reasonable and documented legal fees and related expenses, up to a maximum amount of $25,000, incurred by Executive in connection with the negotiation of this Agreement and related employment arrangements.  Such reimbursement shall be made as soon as practicable, but in no event later than the end of the calendar year following the calendar year in which the expenses were incurred.  Executive acknowledges that Executive has had the opportunity to consult with legal counsel of Executive’s choice in connection with the drafting, negotiation and execution of this Agreement and related employment arrangements.

(c)
Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Chief Legal Officer of the Company with a copy to the Chairman of the Compensation Committee of the Board. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

(d)
Indemnification. Executive shall be indemnified by the Company as provided in Company’s by-laws and Certificate of Incorporation.  The obligations under this paragraph shall survive any termination of the Employment Term.

(e)
Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

(f)
Release of Claims. The termination benefits described in Sections 8(d) and 8(e) of this Agreement shall be conditioned on Executive delivering to the Company, a signed release of claims in the form of Exhibit C hereto within forty-five (45) days or twenty-one (21) days, as may be applicable under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, following Executive’s termination date, and not revoking the Executive’s consent to such release of claims within seven (7) days of such execution; provided, however, that Executive shall not be required to release any rights Executive may have to be indemnified by the Company under Section 15(d) of this Agreement.

(g)
Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

(h)	Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes

-Oxley Act of 2002, Section 409A, or other federal law applicable to the employment arrangements between Executive and the Company. Any delay in providing benefits or payments, any failure to provide a benefit or payment, or any repayment of compensation that is required under the preceding sentence shall not in and of itself constitute a breach of this Agreement, provided, however, that the Company shall provide economically equivalent payments or benefits to Executive to the extent permitted by law.

(i)
Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.

(j)
No Conflicts. Executive represents and warrants to the Company that Executive is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out Executive’s duties and responsibilities hereunder.

(k)
Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(l)
Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

(m)
Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the day and year first above written.

ENDO PHARMACEUTICALS HOLDINGS INC.

By:	/s/ Roger Kimmel
	Title:	Chairman

EXECUTIVE

By:	/s/ David Holveck
	Name:	David Holveck

EXHIBIT A

[Form of Initial RSU Agreement]

ENDO PHARMACEUTICALS HOLDINGS INC.
ENDOCENTIVE STOCK AWARD AGREEMENT

UNDER THE 2007 STOCK INCENTIVE PLAN

This Endocentive Stock Award Agreement (this “Award Agreement”), is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Endo Pharmaceuticals Holdings Inc., a Delaware corporation (the “Company”), and the participant named below (the “Participant”).  Capitalized terms not defined herein shall have the meaning ascribed to them in the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan (the “Plan”).  Where the context permits, references to the Company shall include any successor to the Company.

Name of Participant:  David Holveck

Social Security No.:

Address:             916 Brushtown Road
        Ambler, PA  19002

Number of Endocentive Stock Awards:  [$1,125,000 divided by FMV of Company Stock on 4/1/08]

Date of Grant:     April 1, 2008

Vesting Dates:    86.11% of the Endocentive Stock Awards on third anniversary of Date of Grant
 13.89% of the Endocentive Stock Awards on fourth anniversary of Date of Grant

1.    Grant of Endocentive Stock Awards.  The Company hereby grants to the Participant the total number “Endocentive” restricted stock units set forth above (the “Endocentive Stock Awards”), subject to all of the terms and conditions of this Award Agreement and the Plan.

2.    Form of Payment and Vesting.  Each Endocentive Stock Award granted hereunder shall represent the right to receive (1) one share Company Stock as of the date of vesting, with such vesting to occur on the vesting dates set forth above (“Vesting Dates”), provided that, subject to Section 4, no vesting shall occur after the termination of the Participant’s employment or service with the Company.

3.    Restrictions

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(a)  The Endocentive Stock Awards granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and shall be subject to a risk of forfeiture and until any additional requirements or restrictions contained in this Award Agreement or in the Plan have been otherwise satisfied, terminated or expressly waived by the Company in writing.

(b)  Except as provided in Section 4, upon vesting of the Endocentive Stock Awards, the shares subject to the Endocentive Stock Awards shall be issued hereunder (provided that such issuance is otherwise in accordance with federal and state securities laws) as soon as practicable thereafter, but in any event no later than the end of the taxable year in which such vesting occurs or, if later, by the 15th day of the third calendar month following the Vesting Date.

4.    Termination of Employment Services

(a)   For Cause.  Upon a Participant’s termination of employment with the Company and its Subsidiaries for Cause all of the Participant’s unvested Endocentive Stock Awards shall be forfeited as of such date.

(b)  On Account of Death.  Upon termination of Participant’s employment on account of death, all of the Participant’s unvested Endocentive Stock Awards shall vest immediately and the shares subject to such awards shall be issued hereunder (provided, that such issuance is otherwise in accordance with federal and state securities laws) to the person to whom such rights have passed under the Participant’s will (or if applicable, pursuant to the laws of descent and distribution) as soon as practicable thereafter, but in any case no later than the end of the taxable year in which such death occurred or, if later by the 15th day of the third calendar month following the Vesting Date.

(c)  On Account of Disability, Termination Without Cause or for Good Reason.  If the Participant has a termination of employment on account of Disability, termination by the Company without Cause, or termination by the Participant for Good Reason (as such terms are defined in the Participant's employment agreement with the Company), all of the Participant’s unvested Endocentive Stock Awards as of date of termination shall vest immediately and the shares subject to such awards shall be issued hereunder, provided, however, that to the extent required by Section 409A in order to avoid imposition of penalties thereunder, any payment of shares that would otherwise be made during the six (6) month period immediately following termination of employment shall instead be made on the first business day after the expiration of such six (6) month period.

(d)  On Account of Voluntary Retirement with Consent of Company.  If the Participant voluntarily Retires with the consent of the Company, all of the Participant’s unvested Endocentive Stock Awards as of date of termination shall continue to vest in accordance with the original vesting schedule set forth in Section 2 of this Award Agreement, provided, however, that to the extent required by Section 409A in order to avoid imposition of penalties thereunder, any payment of shares that would otherwise be made during the six (6)

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month period immediately following termination of employment shall instead be made on the first business day after the expiration of such six (6) month period.

(e)  Any Other Reason.  Unless otherwise provided in an individual agreement with the Participant, if the Participant has a termination of employment for any reason other than the reasons enumerated in paragraphs (a) through (d) above, Endocentive Stock Awards that are unvested as of date of termination shall be forfeited.

5.    No Shareholder Rights Prior to Vesting.  The Participant shall have no rights of a shareholder (including the right to distributions or dividends) until shares of Company Stock are issued pursuant to the terms of this Award Agreement.

6.    Endocentive Stock Award (RSU) Agreement Subject to Plan.  This Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith.  In the event of any conflict between the provisions of this Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

7.    No Rights to Continuation of Employment.  Nothing in the Plan or this Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any Subsidiary thereof or shall interfere with or restrict the right of the Company or its shareholders (or of a Subsidiary or its shareholders, as the case may be) to terminate the Participant’s employment any time for any reason whatsoever, with or without cause.

8.    Tax Withholding.  The Company shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the payment of any Endocentive Stock Award.

9.    Section 409A Compliance.  Notwithstanding anything to the contrary contained in this Award Agreement, to the extent that the Board determines that the Plan or the Endocentive Stock Award is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, the Board reserves the right (without any obligation to do so) to amend or terminate the Plan and/or amend, restructure, terminate or replace the Endocentive Stock Award in order to cause the Endocentive Stock Award to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

10.  Governing Law.  This Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

11.  Binding on Successors.  The terms of this Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

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12.  No Assignment.  Notwithstanding anything to the contrary in this Award Agreement, neither this Award Agreement nor any rights granted herein shall be assignable by the Participant.

13.  Necessary Acts.  The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

14.  Entire Endocentive Stock Award (RSU) Agreement.  This Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof.

15.  Headings.  Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

16.  Counterparts.  This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

17.  Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:

           If to Company:               Endo Pharmaceuticals Holdings Inc.
100 Endo Boulevard
Chadds Ford, PA 19317
Attention: Treasurer

If to the Participant:      At the address noted above.

Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

18.  Amendment.  No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

19.  Acceptance.  The Participant hereby acknowledges receipt of a copy of the Plan and this Award Agreement.  The Participant has read and understand the terms and provision thereof, and accepts the Endocentive Stock Awards subject to all the terms and conditions of the Plan and this Award Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date set forth above.

ENDO PHARMACEUTICALS HOLDINGS INC.

By
Name: Charles A. Rowland, Jr.
Title:    Executive Vice President, Chief Financial Officer

PARTICIPANT

Signature

Print Name:  David Holveck

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EXHIBIT B

[Form of Initial Option Agreement]

Grant No.

ENDO PHARMACEUTICALS HOLDINGS INC.
 2007 STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT

This Stock Option Agreement (the “Option Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Endo Pharmaceutical Holdings Inc., a Delaware corporation (the “Company”), and the optionee named below (the “Optionee”).  Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2007 Stock Incentive Plan (the “Plan”).

Name of Optionee:          David Holveck

Social Security No.:

Address:                         916 Brushtown Road
           Ambler, PA  19002

Shares Subject to Option:     [options valued at $1,875,000 using Black Scholes valuation]

Exercise Price Per Share:     $ [closing price on 4/1/08]

Date of Grant:                      April 1, 2008

Expiration Date:                   April 1, 2018

Vesting Dates:        25% of the Option Shares on first anniversary of Date of Grant
            25% of the Option Shares on second anniversary of Date of Grant
                                          25% of the Option Shares on third anniversary of Date of Grant
                                          25% of the Option Shares on fourth anniversary of Date of Grant

Classification of Option
(Check one):                            [    ]           Incentive Stock Option
[√]           Non-Qualified Stock Option

1.    Number of Shares.  The Company hereby grants to the Grantee an option (the “Option”) to purchase the total number of shares of Company Stock set forth above as Shares Subject to Option (the “Option Shares”) at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Option Agreement and the Plan.

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2.    Incorporation of Plan.  The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Option Agreement shall be subject to all terms and conditions of the Plan.

3.    Option Term.  The term of the Option and of this Option Agreement (the “Option Term”) shall commence on the Date of Grant set forth above and, unless previously terminated pursuant to Section 7 of the Plan or Paragraph 4 of this Option Agreement, shall terminate upon the Expiration Date set forth above.  As of the Expiration Date, all rights of the Optionee hereunder shall terminate.

4.    Termination of Employment.  Upon termination of the Optionee’s employment, the Option shall be treated in accordance with Section  7 of the Plan, except to the extent provided below:

(n)           Upon termination of a Optionee's employment with the Company and its Subsidiaries on account of Disability, termination by the Company without Cause or termination by the Optionee for Good Reason (as such terms are defined in the Optionee's employment agreement with the Company) all outstanding Options granted to such Optionee shall immediately become fully exercisable, and shall remain exercisable for a period of one (1) year from and including the date of termination of employment and shall terminate thereafter.

(o)           Upon termination of a Optionee's employment with the Company and its Subsidiaries on account of death, all outstanding Options granted to such Optionee shall immediately become fully exercisable by the person to whom such rights have passed under the Optionee's will (or if applicable, pursuant to the laws of descent and distribution), and shall remain exercisable for a period of one (1) year from and including the date of the Optionee's death and shall terminate thereafter.

5.    Vesting.  Except as provided in Section 7 of the Plan or Paragraph 4 above, the Option shall become exercisable with respect to the number of Option Shares specified on the Exercisability Dates set forth above.  Once exercisable, the Option shall continue to be exercisable at any time or times prior to the Expiration Date, subject to the provisions hereof and of the Plan.

6.    Authority of the Committee.  The Committee shall have full authority to interpret and construe the terms of the Plan and this Option Agreement.  The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

7.    Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:

If to Company:             Endo Pharmaceuticals Holdings Inc.
100 Endo Boulevard
Chadds Ford, PA 19317
Attention: Treasurer

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If to the Optionee:          At the address noted above.

Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

8.    Amendments.  This Option Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

9.    Governing Law.  This Option Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

10.  Acceptance.  The Optionee hereby acknowledges receipt of a copy of the Plan and this Option Agreement.  The Optionee has read and understand the terms and provision thereof, and accepts the Option subject to all the terms and conditions of the Plan and this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Option Agreement on the day and year first above written.

                            ENDO PHARMACEUTICALS HOLDINGS INC.

                            By
                            Name:
                            Title:

____________________________
David Holveck, Optionee

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EXHIBIT C

FORM OF RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is made as of this ____ day of _________, ____, by and between David Holveck (“Executive”) and Endo Pharmaceuticals Holdings Inc. (the “Company”).

FOR AND IN CONSIDERATION of the payments and benefits provided in the Employment Agreement between Executive and the Company dated as of April 1, 2008, (the “Employment Agreement”),
Executive, for himself or herself, his or her successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date of the Release: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Employment Agreement; (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or the applicable state law against discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (a) any rights Executive may have, from and after the date the Release is executed, under Sections 8(d) or 8(e) of the Employment Agreement; (b) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or bylaws, or state law; (c) any rights Executive may have to vested benefits under employee benefit plans or incentive compensation plans of the Company; (d) Executive’s ability to bring appropriate proceedings to enforce the Release; or (e) any rights or claims Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees.

16.
Executive understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

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17.
Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release.  Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire.  Executive also agrees that Executive has entered into the Release freely and voluntarily. Executive further acknowledges and agrees that Executive has had at least [twenty-one (21)] [forty-five (45)] calendar days to consider the Release, although Executive may sign it sooner if Executive wishes.  In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so by writing to:  ___________.  The Release shall not be effective, and no payments shall be due hereunder, until the eighth (8th) day after Executive shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date.

18.
It is understood and agreed by Executive that the payment made to Executive is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

19.
The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claims.  Executive further acknowledges that Executive has had a full and reasonable opportunity to consider the Release and that Executive has not been pressured or in any way coerced into executing the Release.

20.
The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of Delaware, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

21.
The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Delaware.  If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

22.	The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns.

IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year first written above.

ENDO PHARMACEUTICALS	DAVID HOLVECK
HOLDINGS INC

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